Exhibi 99.1

Viggle To Sell Certain Assets to Perk.com in All-Stock Transaction

Focused on B2B Partnerships in Growing Fantasy Sports Market While Maintaining Upside Through Deal Structure and Retained Assets, Business is Restructured

Seeks Strategic Alternatives for Certain Other Remaining Assets

NEW YORK – December 14, 2015 – Viggle Inc. (Nasdaq:VGGL) entered into an agreement to sell a number of assets, including the Viggle applications and rewards program, to Perk.com, a leading cloud-based mobile rewards platform provider based in Austin, Texas, which trades on the Toronto Stock Exchange under the symbol PER.TO. Perk is a mobile-centric rewards platform targeting the “New Consumer” and rewarding people for their everyday mobile and internet activities.

Viggle intends to rebrand itself as DraftDay to focus greater attention on its recently acquired DraftDay Gaming Group subsidiary which it will retain as its entertainment publishing site (upon completion of the transaction). The fantasy sports market is rapidly growing, with IBISWorld estimating that revenue for the fantasy sports market has grown at an annual rate of 10.8 percent to $2.0 billion from 2010 to 2015.  DraftDay is a differentiated platform in the industry because it is focused on B2B partnerships, including new ventures with companies within the regulated gaming industry. Viggle will change its trading symbol to DDAY, which it has reserved with the NASDAQ.

At the present time, Wetpaint.com, its play-along app MyGuy, and its B2B provider of digital rewards in loyalty programs Choose Digital, will be retained and managed by Viggle as it explores strategic alternatives for these non-DraftDay assets.  Due to the deal structure, Viggle anticipates that it will participate in the upside of the Viggle assets through the shares that it receives in Perk.com, both at the closing of the transaction and upon earn-out, depending on the business meeting certain performance metrics and PER.TO shares reaching certain targeted levels.

Robert F.X. Sillerman, Executive Chairman and Chief Executive Officer, commented, “Having launched the Viggle app just a few short years ago, we have accomplished a lot. Perk.com is now a natural fit for further monetizing these assets, as it is the leading mobile rewards program. We believe this transaction will be a win-win for all participants to the transaction, including our shareholders, as we expect to benefit from two fast growing digital spaces with DraftDay Gaming Group and our stake in Perk.com.  The transaction will allow us to achieve continuing upside of a significant ownership position in this exciting combination of businesses.”

Financial Details of the Transaction

Upon closing of the transaction, Perk.com has agreed to pay 1.5 million PER.TO shares to Viggle, which equates to $4.7 million based on the closing price of PER.TO shares on December 11, 2015.  Perk.com is also advancing $1 million to Viggle, which can be repaid by reducing the number of shares Viggle receives at closing to 1.37 million shares.  Additionally, if the annual revenue of the combined companies exceeds $130 million in either 2016 or 2017, Viggle will receive an additional 2.0 million PER.TO shares. Perk will assume all of Viggle’s points liability. Perk will also provide Viggle with two warrants to purchase a total of 2.0 million PER.TO shares at CDN $6.25 per share. The first warrant will vest and become exercisable for1.0 million PER.TO shares if within two years of the closing, PER.TO shares trade at an average of CDN $12.50 for 20 consecutive days.  The second warrant will vest and become exercisable for an additional1.0 million PER.TO shares if within two years of closing, PER.TO shares trade at an average of $18.75 for 20 consecutive days.

Mr. Sillerman stated, “Assuming the earnout is achieved and the warrants become exercisable, Viggle will have received approximately $75MM in consideration, with continuing potential upside for Viggle’s shareholders.”

The transaction is expected to close in early 2016, subject to the customary closing conditions.

About Viggle
Viggle is an entertainment marketing and rewards platform and fantasy sports provider whose app rewards its members for watching TV shows, discovering new music and playing interactive games. The Viggle Platform had an average monthly total reach of 18.6 million for the three months ended September 30, 2015, including nearly 10 million Viggle registered users. Since its launch, Viggle members have redeemed nearly $29 million in rewards for watching their favorite TV programs and listening to music. Members can use Viggle’s store, accessible through the Viggle app or on Viggle.com, to redeem their Viggle Points for TV show, movie and music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. Viggle is also the largest shareholder of DraftDay Gaming Group, the third-largest operator in the daily fantasy sports industry, which offers Viggle members an exciting and ever-growing selection of real-time fantasy sports games with monetary rewards. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

About DraftDay
DraftDay Gaming Group, Inc. offers a high quality daily fantasy sports experience directly to consumers and to businesses desiring turnkey solutions to new revenue streams. Viggle is the largest shareholder of DraftDay, with a 44% stake. Sportech owns 35%. By combining and capitalizing on the well-established operational business assets of DraftDay and Sportech, the new DraftDay is well-positioned to become a significant player in the explosive fantasy sports market. DraftDay has paid out over $30 million in prizes with increased player retention and brand loyalty. Viggle assets MyGuy, which will be operated in conjunction with DraftDay, and Viggle Football have already met with great success by offering exciting real-time interactive participation to its nearly 10 million registered users in tandem with professional and college football and basketball games.

About Perk
Perk was formed in December, 2009 and headquartered in Austin, TX. Perk provides a rewards platform targeting consumers primarily by rewards for people's every day mobile and internet activities. Perk offers Perk Points, a digital reward, which can be redeemed for gift cards and cash. Members can earn Perk Points through a wide variety of activities including shopping, watching videos, and playing social games. Perk currently owns and operates 12 mobile applications allowing members to earn Perk Points. Perk also operates numerous owned websites. In addition to offering Perk Points through its own mobile applications and websites, Perk launched its Appsaholic Software Development Kit, which allows mobile and desktop publishers to reward their users with rewards, such as gift cards, for engaging with the publisher's applications and websites.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact:
For Viggle:
Investors:
Tom McLean, General Counsel, 212-231-0092
or

Media Relations:
Dian Griesel International
Laura Radocaj, 212-825-3210
lradocaj@dgicomm.com